EXHIBIT 10.4
2005 Bonus Plan — Mark Legg
1.	Sarbanes Oxley 404 Compliance

A bonus of $62,500 will be earned upon the completion, by December 31, 2005, of all the required documentation for ARC to be in compliance with SOX 404.

2.	Internal Audit

A bonus of $62,500 will be earned upon the completion, by December 31, 2005, of the internal audit action plan.

3.	Cash Flow

A bonus of $125,000 will be earned if the actual cash increase of the business during 2005 is at least equal to the following formula:
EBITDA

Less:
Cash interest

Cash taxes

Cash distributions

Cash acquisitions expenditures

Debt repayments

Capitalized IPO and debt finance expenditures

Other cash items not included in EBITDA to be approved by the CEO
$100,000 of the bonus is to be paid on August 15, 2005 and the remainder on February 15, 2006.
Approved:

/s/ S. Chandramohan